Valkyrie ETF Trust II 485APOS

Exhibit 99(h)(6)

Exhibit A to the Transfer Agent Servicing Agreement – Valkyrie ETF Trust II

Fund Names

Separate Series of Valkyrie ETF Trust II

Name of Series

Valkyrie Bitcoin Strategy ETF

Valkyrie Balance Sheet Opportunities ETF